EXHIBIT F


                                       July 23, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re: Cinergy Corp. et. al., - Application-Declaration on Form U-1 (File No. 70-9011)

Ladies and Gentlemen:

    In my capacity as Associate General Counsel of Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended, I am furnishing this opinion as an exhibit to the amended Application-Declaration in the above docket ("Application"), in which Cinergy, and Cinergy's wholly-owned nonutility holding company subsidiary, Cinergy Investments, Inc. ("Investments") request action therein which, if granted, would allow Cinergy to utilize the proceeds of certain financings authorized in separate proceedings to make investments directly or indirectly in "exempt wholesale generators" and "foreign utility companies" in amounts which, when added to Cinergy's "aggregate investment" (as defined in Rule 53) at any time in all such entities would not exceed Cinergy's "consolidated retained earnings" (also defined in Rule 53).

    In connection with this opinion, I have reviewed the Application and such other documents, records and other materials as I deemed necessary or appropriate in order to render this opinion.

    I am of the opinion that each of Cinergy and Investments is a validly organized and duly existing corporation under the laws of the State of Delaware and that, upon the issuance of the Commission's order herein and the receipt of any requisite corporate or other approvals and authorizations not heretofore received, and in the event that the issuance and sale of securities by Cinergy for the purpose of acquiring any "exempt wholesale generator" or "foreign utility company" are made in accordance with the terms of the applicable statement or statements on Form U-1 and the Commission's related order or orders (as well as in accordance with the terms of all other applicable rules, regulations and orders):

         1. all state laws applicable to the proposed transactions will have been complied with; and

         2. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

       I am a member of the bar of the State of Ohio and do not hold myself out as an expert on the laws of any other state. As to matters involving the laws of the State of Delaware, my opinion is limited to the Delaware General Corporation Law. I hereby consent to the use of this opinion as an exhibit to the Application.

                                     Very truly yours,


                                     /s/ Jerome A. Vennemann
                                     Associate General Counsel